EX-77C

SHAREHOLDER MEETING RESULTS
(unaudited)

On December 10, 2002 a special shareholder meeting (the "Meeting") was held at the offices of Mackenzie Investment Management Inc., Boca Raton, Florida, for the following purposes (and with the following results):


Proposal 1: For shareholders of all Funds, except for Ivy Global Natural Resources Fund, to approve or disapprove a new Master Business Management and Investment Advisory Agreement between the Trust, on behalf of the Funds, and Ivy Management, Inc.
("IMI"); and

For			Against		Abstain
51,498,803.247	1,377,315.682	1,493,850.977


Proposal 2: For shareholders of Ivy Global Natural Resources Fund, to approve or disapprove a new Master Business Management Agreement between the Trust, on behalf of the Fund, and IMI; and

For			Against		Abstain
2,121,469.663	27,123.541		10,068.003

Proposal 3A:For shareholders of Ivy European Opportunities Fund and Ivy International Small Companies Fund, to approve or disapprove a new Subadvisory Agreement between IMI and Henderson Global Investors (North America) In. ("HGINA"); and

For			Against		Abstain
5,488,037.381	89,305.745		85,262.146

Proposal 3B:For shareholders of Ivy European Opportunities Fund and Ivy International Small Companies Fund, to approve or disapprove a new Subadvisory Agreement between HGINA and Henderson Investment Management Limited ("Henderson"); and

For			Against		Abstain
5,489,481.210	93,343.546		80,135.834


Proposal 4: For shareholders of Ivy Cundill Global Value Fund, to approve or disapprove a new Subadvisory Agreement between IMI and Peter Cundill & Associates, Inc.("Cundill"); and

For			Against		Abstain
251,879.738		7,112.670		7,527.179

Proposal 5:	For shareholders of all Funds, to approve or disapprove the
election of eight nominees to serve as Trustees on the Board of Trustees.

Nominee:			For			Against

Keith A. Tucker		54,459,082.827	2,069,192.008
Henry J. Herrmann		54,455,836.913	2,073,536.552
James D. Gressett		54,480,456.334	2,047,818.501
Jarold W. Boettcher	54,484,155.922	2,044,118.913
Michael G. Smith		54,473,248.468	2,052,569.367
Joseph Harroz, Jr.	53,859,972.525	2,051,162.062
Eleanor B. Schwartz	53,853,424.194	2,057,551.889
Glendon E. Johnson, Jr.	53,901,560.595	2,008,266.240

Edward M. Tighe, who was previously elected by shareholders, continued his term of office after the meeting.